Exhibit 21.1

SUBSIDIARIES OF CG ONCOLOGY, INC.

Name	Jurisdiction of Incorporation
SafeGuard Healthcare, LLC	Delaware
SP Healthcare SPV I, LLC	Delaware
Biovire, Inc.	Delaware